Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLACKHAWK NETWORK HOLDINGS, INC.

It is hereby certified that:

1. The name of the corporation is Blackhawk Network Holdings, Inc., which was originally incorporated under the name “Blackhawk Network, Inc.”

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 27, 2006.

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporation Law.

4. The original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Blackhawk Network Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. Capital Stock

(a) Authorized Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 510,000,000 shares, of which 250,000,000 shares shall be shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 250,000,000 shares shall be shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) Reclassification of Existing Common Stock. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Existing Common Stock”) will automatically be reclassified into one share of Class B Common Stock. Each certificate that theretofore represented shares of Existing Common Stock shall thereafter represent such number of shares of Class B Common Stock, into which the shares of Existing Common Stock represented by such certificate have been reclassified.

(c) Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock and each class of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof.

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

Section 3. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent permitted thereunder, such additional rights as are set forth below:

(a) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Subject to Section 3(a)(iii) of this Article IV, each share of Class B Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 3(a)(i) of this Article IV. To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender. Subject to the last sentence of Section 3(c) of this Article IV, immediately upon conversion of shares of Class B Common Stock, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(ii) Automatic Conversion. Subject to Section 3(a)(iii) of this Article IV, (A) each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and non-assessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5 of this Article IV) other than a Permitted Transfer (as defined in Section 5 of this Article IV) of such share of Class B Common Stock and (B) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of fully paid and non-assessable Class A Common Stock at such date and time, or upon the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (A) or (B) of this Section 3(a)(ii) of this Article IV, a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section 3(a)(ii) shall thereupon be retired by the Corporation and shall not be available for reissuance.

(iii) Notwithstanding the foregoing, upon the occurrence of any Tax-Free Spin-Off (as defined in Section 5 of this Article IV), (x) any shares of Class B Common Stock transferred to stockholders of Safeway Inc. or any successor thereto by merger, consolidation, acquisition of all or substantially all assets or otherwise by operation of law (“Safeway”) in a Tax Free Spin-Off shall not be converted into shares of Class A Common Stock and (y) from and following the Tax-Free Spin-Off, the provisions of Section 3(a)(i) and 3(a)(ii) of this Article IV shall terminate and cease to apply to any shares of Class B Common Stock outstanding.

(b) Voting. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided that, except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, (i) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock and (ii) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock.

(c) Dividends. The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor and no dividend or distribution may be declared or paid on the outstanding shares of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends or distributions are declared or paid in shares of Common Stock or rights to acquire shares of Common Stock, the dividends or distributions payable to holders of Class A Common Stock shall be payable in Class A Common Stock or rights to acquire Class A Common Stock, as applicable, and the dividends or distributions payable to the holders of Class B Common Stock shall be payable in Class B Common Stock or rights to acquire Class B Common Stock, as applicable, and the number of shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as applicable, paid or distributed in respect of each outstanding share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as applicable, paid or distributed in respect of each outstanding share of Class B Common Stock. Notwithstanding the foregoing, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to Section 3(a) of this Article IV is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution and prior to the date on which such dividend or distribution is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend or distribution on such payment date; provided, however, that to the extent that such dividend or distribution is payable in shares of Class B Common Stock or rights to acquire Class B Common Stock, as applicable, no such shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as applicable, shall be issued in payment thereof and such dividend or distribution shall instead be paid by the issuance of such number of shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as applicable, into which such shares of Class B Common Stock or rights to acquire Class B Common Stock, as applicable, if issued or exercised, as applicable, would have been convertible on such payment date.

(d) Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f) Treatment in a Merger. The consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class B Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as described in Section 3 of this Article IV and (iii) upon receipt of such consideration, Safeway will beneficially own at least a majority of the voting power of the surviving entity, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof) (such event, a “Safeway Continued Control Event”); and provided further, that, if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other class are granted identical election rights (subject to the limited exceptions provided in the case of a Safeway Continued Control Event).

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(h) Conversion Shares. So long as any shares of Class B Common Stock remain outstanding and prior to a Tax-Free Spin-off, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

(i) Equal Status. Except as expressly provided in this Article IV, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Definitions. For purposes of this Certificate of Incorporation:

(a) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b) “Permitted Transfer” shall mean the Transfer of any share or shares of Class B Common Stock to one or more direct or indirect, wholly-owned subsidiaries of the transferor.

(c) “Tax-Free Spin-Off” shall mean any distribution of Class B Common Stock to the holders of common stock of Safeway in a transaction, including any distribution in exchange for Safeway shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute.

(d) “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation; (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time; and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time.

(e) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Classification of the Board. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a term expiring at the third succeeding annual meeting. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term expiring at the third succeeding annual meeting. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term expiring at the third succeeding annual meeting. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 2 of Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal.

Section 3. Number of Directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 4. Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, (a) until such time as Safeway ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“Safeway Control”) of all the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”), the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock and (b) from and after such time as Safeway beneficially owns less than a majority of the voting power of the Voting Stock (“Common Control”), the Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.

Section 5. Vacancies and Newly Created Directorships. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation, disqualification, retirement, or removal.

Section 6. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Safeway Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock from and after the time that the Corporation is under Common Control.

Section 7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

STOCKHOLDERS

Section 1. Actions by Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that from and after the time that the Corporation is under Common Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Safeway Control and (b) only by the Chairman of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, but such special meetings may not be called by any other person or persons from and after the time that the Corporation is under Common Control.

Section 3. Meeting Location. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. Director Liability. To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment.

Section 2. Right to Indemnification.

(a) Directors and Officers. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Notwithstanding the preceding sentence, except as otherwise provided inthe Bylaws, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

(b) Employees and Agents. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to a Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended.

Section 3. Amendment or Repeal. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article VIII, apply to the Corporation; and (b) Safeway does not beneficially own shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer, of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation, or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine (any action described in clauses (a) through (e) being referred to as a “Covered Action”), in each such case unless the Delaware Court determines that there is an indispensable party named as a defendant in such Covered Action not subject to the personal jurisdiction of the Delaware Court (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 15 days following such determination) and can be subject to the jurisdiction of another court or forum within the United States.

ARTICLE X

AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by this Certificate of Incorporation (or by any certificate of designation hereto), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X or XI of this Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Safeway Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock from and after the time that the Corporation is under Common Control.

ARTICLE XI

CORPORATE OPPORTUNITIES

To the extent that an opportunity may be of interest to both the Corporation and Safeway (which for purposes of this Article XI only, shall be deemed to include any subsidiary of Safeway other than the Corporation), if the opportunity is offered to:

(a) one of the officers or employees of the Corporation who is also a director (but not an officer or employee) of Safeway, that opportunity will belong to the Corporation unless expressly offered to that person primarily in his or her capacity as a director of Safeway, in which case it will belong to Safeway;

(b) one of the directors of the Corporation who is also an officer or employee of Safeway, that opportunity will belong to Safeway unless expressly offered to that person primarily in his or her capacity as a director of the Corporation, in which case it will belong to the Corporation; and

(c) any person who is either (1) an officer or employee of both the Corporation and Safeway or (2) a director of both the Corporation and Safeway (but not an officer or employee of either one), that opportunity will belong to Safeway unless expressly offered to that person primarily in his or her capacity as a director of the Corporation, in which case it will belong to the Corporation.

Any corporate opportunity that belongs to the Corporation or Safeway, as the case may be, may not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party. Furthermore, so long as the material facts of any transaction between the Corporation and Safeway have been disclosed to or are known by the Board of Directors or relevant committee thereof, and the Board of Directors or such committee (which pursuant to Section 144(b) of the DGCL, may include directors who are directors or officers of Safeway for purposes of establishing the presence of a quorum) authorizes the transaction by an affirmative vote of a majority of the disinterested directors, then, to the fullest extent permitted by law, Safeway will be deemed to have satisfied its fiduciary duties and not be liable to the Corporation or the Corporation’s stockholders for any breach of fiduciary duty or duty of loyalty relating to that transaction.

***

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on this [            ] day of [    ], 2013.

BLACKHAWK NETWORK HOLDINGS, INC.

By:
Name:
Title: